Registration No. 333-152615

As filed with the Securities and Exchange Commission on November 27, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL TECHNICAL SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	24007 Ventura Boulevard, Suite 200 Calabasas, California, 91302 (818) 591-0776	95-4134955
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Mike El-Hillow

Chief Financial Officer

National Technical Systems, Inc.

24007 Ventura Boulevard, Suite 200

Calabasas, California, 91302

(818) 591-0776

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

James A. Mercer III, Esq.

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, CA 92130

(858) 720-8900

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 2 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of National Technical Systems, Inc. (the “Registrant”):

File No. 333-152615 pertaining to the registration for resale by the holders thereof of 358,713 shares of Common Stock, no par value per share, of the Registrant, which was originally filed with the Securities and Exchange Commission (the “Commission”) on July 29, 2008, as amended by Post-Effective Amendment No. 1 filed on August 21, 2008.

On August 15, 2013, the Registrant entered into an Agreement and Plan of Merger with Nest Parent, Inc., a Delaware corporation (“Parent”), and Nest Merger Sub, Inc., a California corporation and wholly owned subsidiary of Parent (“Merger Sub”), which was approved by the shareholders of the Registrant at a duly convened special meeting on November 19, 2013. The Registrant and Merger Sub subsequently filed an Agreement of Merger with the California Secretary of State on November 22, 2013, as a result of which Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company after the merger as a wholly owned subsidiary of Parent. As a result of the merger, any offering pursuant to the Registration Statement has been terminated. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby files this Post-Effective Amendment No. 2 to remove from registration all shares registered under the Registration Statement that remained unsold as of the date of this Post-Effective Amendment No. 2.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on November 27, 2013.

NATIONAL TECHNICAL SYSTEMS, INC.

By:	/s/ Mike El-Hillow
Mike El-Hillow,
Chief Financial Officer